Exhibit 4.2

NUMBER ONE HUNDRED EIGHT

DEED OF TRUST

In the Municipality of Guaynabo, Puerto Rico, this twenty-seventh (27th) day of July, two thousand five (2005).

BEFORE ME

MARCOS R. VÉLEZ GREEN, Notary Public in and for the Commonwealth of Puerto Rico, with residence in San Juan, Puerto Rico and offices at Two Hundred Forty-Three (243) Road Two (2), Villa Caparra, Guaynabo, Puerto Rico.

APPEAR

AS PARTY OF THE FIRST PART: HOSPIRA PUERTO RICO, LLC, employer identification number 90-0161518, a limited liability company organized and existing under the laws of the State of Delaware and having its principal office in Lake Forest, Illinois (hereinafter referred to as the “Company”) represented herein by Lizette Maldonado-Fonseca, Commercial Director, Abbott, social security number ______________ of legal age, dietician, single, and resident of Trujillo Alto, Puerto Rico, whose representative authority to appear herein on behalf of the Company is duly evidenced by virtue of a Unanimous Written Consent of the Company’s Sole Member issued on July twenty-two (22), two thousand five (2005), copy of which is attached herein.

AS PARTY OF THE SECOND PART:  BANCO POPULAR DE PUERTO RICO, employer identification number 66-0561870, a banking corporation organized and existing under the laws of the Commonwealth of

Puerto Rico and having its principal office in San Juan, Puerto Rico (hereinafter referred to as the “Trustee”) represented herein by Maryvette Velázquez Torres, Vice President OF its Trust Division, social security number ______________ of legal age, married, and resident of Carolina, Puerto Rico, whose representative authority to appear herein on behalf of the Trustee is duly evidenced by virtue of a Certificate of Resolution of the Trustee’s Board of Directors issued on August nineteen (19), two thousand four (2004), copy of which is attached herein.

I, the Notary, hereby certify that I personally know the person appearing herein as representative of the party of the SECOND PART and that I have verified the identity of the person appearing herein as representative of the party of the FIRST PART by means provided under Article 17(c) of the Puerto Rico Notary Act of 1987, specifically by Mrs. Maldonado’s Puerto Rico driver’s license, since I, the Notary, do not know her personally.  Through their statements, I give faith as to their personal circumstances.  Mrs. Maldonado and Mrs. Velázquez have assured me that they have, and in my judgment they do have, the necessary legal capacity to execute this public instrument whereby they freely and voluntarily

STATE

WHEREAS, the Company will establish and adopt the Hospira Puerto Rico Retirement Savings Plan (the “Plan”) effective as of the first (1st) day of

August, two thousand five (2005); and

WHEREAS, the Company wishes to designate Banco Popular de Puerto Rico as Trustee under the Plan, effective as of the first (1st) day of August, two thousand five (2005);

WHEREAS, under the provisions of the Plan, funds will, from time to time, be contributed to the Fund, which amounts, as and when received by the Trustee, will constitute the principal of the Fund to be held for the exclusive benefit of the Participants and/or their Beneficiaries; and

WHEREAS, the Trustee has agreed to act as trustee and to hold and administer the funds of the Plan in accordance with the terms of the Plan and this Agreement;

NOW, THEREFORE, the Company hereby establishes a Fund with the Trustee which shall be held, managed and administered by the Trustee without distinction between principal and income upon the terms and conditions hereinafter set forth.

SECTION I

DEFINITIONS

The following terms when used herein, shall have meanings as set forth below:

Agent  -  The person or entity appointed by the Trustee pursuant to Section 4.1(h) of this Agreement to act as its agent.

Agreement  -  This Agreement, which creates the Hospira Puerto Rico Retirement Savings Plan Trust, shall be known as the Hospira Puerto Rico Retirement Savings Plan Trust Agreement, together with all amendments thereto from time to time in effect.

Beneficiary  -  Any person entitled to receive any payments due under the Plan on the death of the Participant.

Board  -  The Board of Directors of the Company or any similar body that controls the operations of the Company.

Commingled Trust  -  A collective investment or pooled trust fund established under Section 9.18 of the Comptroller of the Currency’s regulations, or similar regulations of any Federal or State authority or agency having jurisdiction over the Trustee or the subject matter of the trust.

Committee  -  The Hospira Puerto Rico, LLC Employee Benefits Committee appointed by the Board to administer the Plan or those duly authorized (or designated) to provide directions on the Committee’s behalf in accordance with sections 3.1 and 3.2.  The term Committee shall also include any Recordkeeper, Agent or Custodian appointed by the Committee, or its designees.

Company  -  Hospira Puerto Rico, LLC and any successor that continues to sponsor the Plan.

Custodian  -  The person or entity appointed by the Trustee pursuant to section 4.1(l) of this Agreement to take custody of all or part of the Fund.

Declaration of Trust  -  The document establishing any Commingled Trust.

Employer -  Hospira Puerto Rico, LLC and any

other subsidiary or affiliate who adopts the Plan.

ERISA  -  The Employee Retirement Income Security Act of 1974, including all amendments thereto and regulations issued from time to time thereunder.

Fiscal Year  -  For two thousand five (2005) calendar year, the five (5) month period beginning August one (1), two thousand five (2005) and ending December thirty-one (31), two thousand five (2005).  For all other calendar years, the period beginning each January one (1) and ending on the next following December thirty-one (31).

Float  -  The time period between the date of issuance of a check for payment of benefits and the cashing of the same.

Fund or Trust  -  A trust fund consisting of cash and such other property acceptable to the Trustee as shall, from time to time, be paid or delivered by the Employer to the Trustee and the earnings and profits thereon less the payments which at the time of reference shall have been made by the Trustee.

Hospira Stock  -  Hospira, Inc. common stock.

Investment Fund  -  Each mutual fund, Hospira Stock Fund, and other investment vehicle made available under the Plan for the investment of Plan assets of the Fund.

Investment Manager  -  Any person, firm or corporation who is a registered investment adviser under the Investment Advisers Act of 1940, a bank or an insurance company who (a) has the power to manage, acquire, or dispose of Fund assets, and (b) acknowledges in writing its fiduciary responsibility to the Plan.

Net Total Amount Per Investment Fund  -  Reconciliation of the Investment Fund provided under the Plan where the beginning balance of units as well as the beginning balance of carry value are compared with the ending balances of the units and carry value of the statement as reflected by the Recordkeeper, Custodian or Agent.  This decrease or increase which includes, but is not limited to, contributions, distributions, interests, dividends, capital gains, appreciation or depreciation of the Investment Fund is reflected in a net entry per Investment Fund.

Participant  -  An employee of the Employer who has become and continues to be a participant in, or member of, the Plan in accordance with the provisions of the Plan.

Plan  -  The provisions of the Hospira Puerto Rico Retirement Savings Plan established by the Company and adopted by the Employer together with all amendments thereto from time to time in effect.

PR-Code  -  The Puerto Rico Internal Revenue Code of 1994, including all amendments thereto and regulations issued from time to time thereunder.

Recordkeeper  -  The person or entity appointed by the Committee to perform recordkeeping and other administrative services on behalf of the Plan.

The plural of any term shall have a meaning

corresponding to the singular thereof as so defined and any neuter pronoun used herein shall include the masculine or feminine, as the context shall require.

Any word or phrase not defined in this Agreement shall have the meaning set out in the Plan, unless a different meaning is plainly required by the context.

SECTION II

CONCERNING THE FUND

Section 2.1  -  IN GENERAL:  The Trustee shall be responsible only for such sums and property received by it as Trustee, and shall not have authority to enforce the collection from the Employer of any contribution to the Fund and shall not be required to determine whether contributions of the Employer and Participants delivered to it comply with the provisions of the Plan.

Section 2.2  -  DISBURSEMENT OF FUNDS:  The Trustee shall, from time to time, on the directions of the Committee, make payments out of the Fund to such persons, in such manner, in such amounts and for such purposes as may be specified by the Committee, and upon any such payment being made, the amount thereof shall no longer constitute a part of the Fund.  Each direction by the Committee shall be considered by the Trustee to be a representation and certification by the Committee that the payment directed is in conformity with section 2.3 hereof.  In addition, each such direction shall specify the amount of the payment or the number of shares of Hospira Stock to be distributed, the date such payment is to be made, the person to whom payment is to be made, and the address to which the payment is to be sent.

Section 2.3  -  NON-DIVERSION OF FUND:  At no time prior to the satisfaction of all liabilities with respect to the Participants and their Beneficiaries under this Trust shall any part of the corpus or income of the Fund be used for, or diverted to, purposes other than for the exclusive benefit of such Participants or their Beneficiaries.  The assets of the Fund shall be held for the exclusive purposes of providing benefits to Participants of the Plan and their Beneficiaries and defraying reasonable expenses of administering the Plan and Trust.

In the event of the termination of the Plan, the provisions of the first paragraph of this section notwithstanding, any residual assets of the Plan may be distributed to the Employer at the direction of the Committee if all liabilities of the Plan to the Participants and their Beneficiaries have been satisfied and the distribution does not contravene any provision of law.

Section 2.4  -  RETURN OF CONTRIBUTIONS:  In the case of a contribution that is made by the Employer as a result of a mistake of fact, section 2.3 above shall not prohibit the return to the Employer of such contribution.  If a contribution by the Employer is expressly conditioned upon the initial qualification of the Plan under PR-Code Sections

1165(a) and/or (e), and if the Plan does not qualify, then section 2.3 above shall not prohibit the return to the Employer at the direction of the Committee of such contribution within one (1) year after the date of denial of qualification of the Plan, provided the application for the determination is made by the time prescribed by law for filing the Employer’s return for the taxable year in which such Plan was adopted, or such later date provided by law.  Also, if a contribution by the Employer is expressly conditioned upon the deductibility of the contribution under PR-Code Section 1023(n), then, to the extent the deduction is disallowed, section 2.3 above shall not prohibit the return to the Employer upon the written direction of the Committee of such contribution (to the extent disallowed) within one (1) year after the disallowance of its deduction.

SECTION III

THE BOARD, COMMITTEE AND THE TRUSTEE

Section 3.1  -  THE BOARD:  The Board shall certify to the Trustee the names of the members of the Committee and such other individuals authorized to act as agent of the Employer to administer the Plan.  The Board shall promptly notify to the Trustee any changes in the membership of the Committee or of such individuals authorized to act as the Company’s agent to administer the Plan.  Until written notice of any such changes is received by the Trustee, the Trustee shall be fully protected in assuming that the membership of the Committee and such other individuals remain unchanged and in acting according to their directions.

Section 3.2  -  THE COMMITTEE:  The Committee shall certify to the Trustee the names and specimen signatures of the persons authorized to act for it in relation to the Trustee, and the Trustee may act on any direction of the Committee which the Trustee believes to be genuine, and to have been executed by the Committee or by any person whose authority to act for the Committee has been certified to the Trustee by the Committee.

Section 3.3  -  THE TRUSTEE: The Trustee may rely upon any certificate, notice or direction of the Board and/or the Committee which the Trustee believes to be genuine,  and to have been given by a duly authorized officer, member or agent of the Board and/or the Committee.  The Trustee, unless it knows that any such direction constitutes a breach of the above mentioned person’s fiduciary responsibility with respect to the Plan, if any, shall not be liable in any way for any payment made pursuant thereto but, in the absence of knowledge that any such direction constitutes such a breach, the Trustee shall have no duty to inquire or investigate prior to any act upon any such direction.

Section 3.4  -  COMMUNICATIONS:  Communications from the Board and/or the Committee to the Trustee shall be sent to such address as the Trustee shall specify or by telephone, and such communications, including telephone communications, confirmed in writing by fax and original mailed to the Trustee shall be binding upon the Fund and the Trustee, when received by the Trustee.

SECTION IV

ADMINISTRATION AND INVESTMENT OF THE FUND

Section 4.1  -  ADMINISTRATIVE POWERS AND AUTHORITY OF TRUSTEE:  Except as otherwise provided herein, the Trustee shall have the following powers and authority:

(a)  Exercise of Owner’s Rights - To vote upon any stocks, bonds, or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription right or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; to abandon any property determined by it to be worthless; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held as part of the Fund.

(b)  Settlement of Claims and Debts - With the consent of the Committee, to settle, compromise, or submit to arbitration any claims, debts or damages due or owing to or from the Fund, to commence or defend suits of legal or administrative proceedings, and to represent the Fund in all suits and legal or administrative proceedings.

(c)  Registration of Investments - To register any investment held as part of the Fund in its own name or in the name of a nominee and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Fund.

(d)  Employment of Counsel and Consultants -To employ suitable legal counsel, consultants, accountants, enrolled actuaries, investment managers and advisors, and other experts or agents (all of whom may also be advisers to the Committee), and to pay them reasonable expenses and compensation; provided, however, that the Trustee shall provide advance written notice to the Committee if it retains advisers other than those advisers retained by the Committee to provide advice with respect to the Plan and an estimate of the fees expected to be charged by those advisers, and the Committee shall identify in writing legal counsel retained by it to provide advice with respect to the Plan; and further provided that the foregoing shall not preclude the Trustee from employing legal counsel, consultants, accountants, enrolled actuaries and other experts or agents at Trustee’s discretion and sole expense.

(e)  Execution of Instruments - To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

(f)  Power to Incorporate - To organize and incorporate under the laws of any state one or more corporations it may deem advisable (and to acquire an interest therein) in order to acquire and hold title to any property or interest in property, that the Trustee is authorized to acquire.

(g)  Pooling of Investments with Other Trusts - To pool all or any of the Fund, from time to time, with assets belonging to any other qualified employee benefit trust created by the Company, the Employer, the parent of the Company, or any subsidiary or affiliated company of the Company, and to commingle such assets and make joint or common investments and carry joint accounts on behalf of this Fund and such other fund and such other trust or trusts, allocating undivided shares or interest in such investments or accounts or any pooled assets of the two or more trusts in accordance with their respective interest.

(h)  Power to Appoint an Agent - To appoint the Agent of the Trustee (although the exercise of such authority must be directed by the Committee) and to transfer assets under the control of the Trustee to the Agent for investment purposes, subject to the same powers, limitations and conditions imposed on the Trustee herein.

(i)  Power to Enter into Agency Agreements - To enter into one (1) or more agency agreements for purposes of opening one (1) or more agency accounts and transferring or depositing therein all or part of the assets held by the Trustee that from time to time the Committee, at its discretion, may require to be placed in the agency account for investment purposes.

(j)  Power to Enter into Co-Trustee Agreement - To enter into one (1) or more co-trustee agreements with the approval of the Committee, which are necessary or appropriate to carry out the powers herein granted.

(k)  Right to Borrow - After obtaining approval from the Committee, to borrow or raise monies for the purposes of the Trust in such amounts, and upon such terms and conditions, as the Trustee shall deem advisable; and, for any sums so borrowed, to issue its promissory note, and to secure the repayment thereof by pledging all, or any part of, the Trust; and no persons lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expediency or propriety of any such borrowing; provided, however, that the Trustee shall not have the power to borrow from itself or any other party in interest (as such term is defined in ERISA Section 3(14)) with respect to the Plan.

(l)  Power to Enter into Custodial Account Agreements - As and when directed to do so by the Committee, the Trustee may enter into one (1) or more custodial account agreements.

(m) Purchase of Hospira Stock  - To contract or otherwise enter into transactions between itself, as Trustee, and Hospira, Inc. or any shareholder of Hospira, Inc., as directed by the Committee, for the purpose of acquiring or selling Hospira Stock.

(n)  Any Necessary Act - To do all such acts, take all such proceedings, enter into any such agreement, and exercise all such rights and privileges, although not specifically mentioned herein, as may be necessary or proper for the accomplishment of the purpose for which the Fund was established.

Section 4.2  -  INVESTMENT POWERS AND AUTHORITY OF THE TRUSTEE:  Subject to sections 4.3 and 4.4, the Trustee shall have the following investment powers and authority.

(a)  General Investment Powers - To invest and reinvest the principal and income of the Fund and keep the Fund invested, without distinction between principal and income, in such securities or in such property, real or personal wherever situated, as the Trustee shall deem advisable, including, but not limited to stocks, common or preferred, trust and participation certificates, mutual funds, Commingled Trusts, bonds and mortgages (including part interests in bonds and mortgages or notes and mortgages insured by the Federal Housing Administration), including obligations and/or securities of the Employer and any of its affiliates which are “qualifying employer securities” or “qualifying employer real property” within the meaning of Section 407 of ERISA and other evidences of indebtedness or ownership, provided that the Trustee shall select and diversify the investments with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, subject to the provisions of ERISA Sections 404 and 406.  Without limiting the generality of the foregoing, the Trustee shall, as and when the Committee directs in writing, invest a portion of the Fund in the insurance, annuity, and/or any other type of individual or group contracts any qualified insurance company issues and the Committee selects and shall deal with such contracts as and when the Committee directs in writing.

(b)  Power to Participate in a Commingled Trust - To the extent of the Fund’s participation in a Commingled Trust, the Declaration of Trust that creates such Commingled Trust shall constitute a part of the Plan and of this Agreement, and any such investment in said Commingled Trust shall be subject to all the provisions of the Declaration of Trust as the same may be amended or supplemented.

(c)  Purchase of Property - To purchase, or subscribe for, any securities and to retain the same in the Fund.

(d)  Sale, Exchange, Conveyance and Transfer of Property - To sell, exchange, convey, transfer, or otherwise dispose of, any securities it holds,

by private contract or at public auction, and no person who deals with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency or propriety of any such sale or other disposition.

(e) Retention of Cash - To keep such minimum portion of the Fund in cash or cash balances as the Trustee may deem to be in the best interest of the Fund created hereby.  It is understood that the Trustee shall make all reasonable efforts to maintain such funds in an interest bearing account.

(f)  Retention of Property Acquired - To accept and retain for such time as it may deem advisable any securities it receives or acquires as Trustee hereunder, whether or not such securities would normally be purchased as investments hereunder.

(g)  Mortgage Powers - To renew or extend, or to participate in the renewal or extension of, any mortgage, upon such terms as may be deemed advisable, and to agree to the reduction in the rate of interest on any mortgage or to any other modification or change in the terms of any mortgage or of any guarantee that pertains thereto, in any manner and to any extent that may be deemed advisable for the protection of the Fund or the preservation of the value of the investment; to waive any default, whether in the performance of any covenant or condition of any mortgage or in the performance of any guarantee, or to enforce any such default, in such manner and to such extent as may be deemed advisable; to exercise and enforce any and all rights of foreclosures; to bid on property in foreclosure; to take a deed in lieu of foreclosure with or without paying a consideration therefor and in connection therewith to release the obligation on the bond secured by such mortgage; and to exercise and enforce in any action, suit or proceeding at law or in equity any rights or remedies in respect to any mortgage or guarantee.

(h)  Loans to Participants - To lend to Participants such amounts and upon such terms and conditions as the Company, through the Committee, may direct in writing, provided that such loans are in accordance with the terms of the Plan, ERISA and the PR-Code.

(i)  Interest Bearing Accounts - To invest idle funds in deposits in the banking department of the Trustee which bear a reasonable rate of interest, including but not limited to, demand deposits, certificates of deposit, savings certificates, and savings accounts.

Section 4.3  -  INVESTMENT MANAGER DIRECTIONS:  The Committee may appoint an Investment Manager or Investment Managers to carry out the investment responsibilities provided in section 4.2 above.  If an Investment Manager is appointed, the Trustee shall carry out its investment responsibilities, as provided in section 4.2 above, with respect to all or any part of the Fund, in accordance with the instructions delivered to it by the Investment

Manager appointed.  In the case that an Investment Manager is appointed, notice of the appointment of the Investment Manager shall be certified to the Trustee by the Committee, and shall remain in effect until the Trustee is advised by the Committee of the termination of the Investment Manager’s appointment.  If no Investment Manager has been designated by the Committee with respect to all or any part of the Fund, the Trustee shall exercise all of the powers as set forth in section 4.2 hereof with respect to all or any such part of the Fund.

Section 4.4  -  SPECIFIC FUNDS OR ASSETS:  The Committee or such other individual or entity as the Committee may designate for such purpose may direct the Trustee to invest all or any specified portion of the Fund in particular funds (including mutual funds, common, collective or group trust funds) or assets. In such event, the Trustee shall have no discretion with respect to the investment of the Fund or such portion of the Fund and shall be responsible only for the investment of the Fund or any such portion of the assets of the Fund in accordance with the written directions the Committee or designee communicated to the Trustee. The Trustee shall have no responsibility whatsoever for monitoring any investments the Committee or designee directs, nor shall the Trustee be required to take any action with respect to such investments unless the Trustee receives timely written notice that the Committee or designee, an issuer, or any of the national sources to which the Trustee subscribes, require such action. Further, the Trustee shall incur no liability whatever with respect to such investments (including, but not limited to, liability for late collection on calls of securities when said calls are not published in any of the national sources to which the Trustee subscribes) except for the delay or failure to act after the receipt of timely written notice of the need for such action that the Committee or designee, an issuer, or a source described in this Section 4.4 delivered to the Trustee.

Since the Plan permits a Participant or a Beneficiary to direct the investment of his or her account, the Committee shall direct in writing the Trustee to establish such investment accounts within the Fund as may be necessary to effectuate such investment elections.  The Committee, in consultation with the Trustee, shall establish such reasonable rules for said investment elections as the Trustee deems necessary or appropriate and such rules shall be applied in a uniform and nondiscriminatory manner. The Committee shall communicate in writing all such investment elections to the Trustee. The Committee shall designate how accounts shall be invested in the absence of a proper affirmative direction from the Participant or Beneficiary.

The Trustee shall (except as may be otherwise provided in ERISA) have no responsibility whatsoever for any investment decisions a

Participant or Beneficiary makes or for the investment of any portion of the Fund which is subject to the direction of a Participant or Beneficiary.

Section 4.5  -  SPECIAL PROVISIONS CONCERNING VOTING AND TENDER OF HOSPIRA STOCK:

(a) Voting Rights.  - For the purposes of voting shares of Hospira Stock allocated to their individual accounts under the Plan, each Participant and each Beneficiary shall be a “named fiduciary” within the meaning of Section 403(a)(1) of ERISA.  The Trustee shall follow the directions of the Participants and Beneficiaries who are named fiduciaries, in the manner described below, with respect to the shares of Hospira Stock allocated to their individual accounts.

Before each annual or special meeting of the stockholders of Hospira, Inc., the Committee shall cause to be sent to each Participant and Beneficiary to whose individual account shares of Hospira Stock are allocated a form requesting confidential instructions to the Trustee on how to vote the number of shares of Hospira Stock allocated to each such Participant or Beneficiary.  Upon receipt of such instructions, the Trustee shall vote the shares of Hospira Stock allocated to such Participant or Beneficiary as instructed.  Instructions received by the Trustee shall be held in the strictest confidence and shall not be divulged or released to any person, including officers or employees of Hospira, Inc., the

Company, the Employer, or any related company.  The Committee shall review the sufficiency of procedures established to safeguard the confidentiality of Participants and Beneficiaries, and shall monitor compliance with those procedures.  The Trustee shall have the right to vote, in person or by proxy, any shares of Hospira Stock for which voting instructions have been received therefor from the Participants or Beneficiaries, provided, however, that any securities for which the Trustee does not receive timely instructions shall be voted by the Trustee pro rata in the same manner as those shares for which proper voting instructions have been received.

(b) Tender Offers.  -  In the case of a tender offer for shares of Hospira Stock, the Trustee and the Company shall be bound by this Section 4.5(a), in addition to any other provisions or requirements of this Agreement not inconsistent with this Section.  As soon as practicable after the commencement of such tender offer, the Committee and/or the Company shall cause to be provided to each participant whose account holds Hospira Stock with the identical written tender offer information provided to all other shareholders of Hospira, Inc. and a tender offer instructions form for return to the Trustee or its designee.  Such form shall show the number of full shares of Hospira Stock attributable to the employee’s account (whether or not vested) and shall provide a means for him or her to (a) instruct the Trustee whether or not to tender such shares and (b) specify the investment fund under the plan in which the proceeds of any sale shall be invested in the event such shares are sold pursuant to the tender offer.  Such form shall also advise each such participant that, in the event the Trustee is not provided with tender instructions, the Trustee shall not tender any such shares as to which timely instructions were not received by the Trustee. Except for the foregoing, the Company shall not provide to participants any information or guidance not provided to all shareholders.  Upon receipt of such instructions, the Trustee shall tender or not tender (or withdraw from tender) such shares in accordance with the instructions received from the participants, and the Trustee shall not tender such shares as to which timely instructions are not received by the Trustee.  Instruction forms received from participants shall be retained by the Trustee and shall not be provided to Hospira, Inc. or the Company or to any officer or employee thereof or to any other person.  In implementing the foregoing procedures, the Company will act fairly, in the best interests of participants and in a manner which will not impose undue pressure on any participant as to what tender offer instructions he or she should give to the Trustee.  Specifically, the Company (a) shall assure that all written information provided to all other shareholders of

Hospira, Inc. about the terms of the tender offer is provided to participants on a timely basis and clearly false or misleading information is not provided (or is corrected or it has been provided to participants by other parties) and (b) shall not mislead participants or exert pressure on participants with respect to tender offer instructions.  The Company shall certify to the Trustee in writing upon the Trustee’s request that the Company has complied with the provisions of this Section and the Company hereby agrees to indemnify the Trustee against any and all loss, liability, claims and expenses resulting from its non-compliance with such provisions.  The giving of an instruction to the Trustee to tender shares shall not be deemed to constitute a withdrawal or suspension from the Plan or forfeiture of any portion of a participant’s interest in the Plan.  Proceeds resulting from the sale of any share shall be re-invested in the investment funds selected by the participant in his or her instructions to the Trustee.  Proceeds of shares tendered at the direction of the participant for which no re-investment instructions are given to the Trustee shall be invested in the short-term investments as described in Section 4.2.  The Company shall give to the Trustee re-investment instructions for such proceeds invested in the short term investments within thirty (30) days after the expiration of the tender offer.  If a Participant or a Beneficiary has directed the tender or non-tender of shares of

Hospira Stock credited to his or her individual account, such Participant or Beneficiary shall be a “named fiduciary” within the meaning of Section 403(a)(1) of ERISA.

SECTION V

COMPENSATION AND EXPENSES

Section 5.1  -  TRUSTEE: COMPENSATION AND EXPENSES: The expenses the Trustee incurs in the performance of its duties, including fees for legal, actuarial, or consulting services rendered to the Trustee, such compensation to the Trustee as may be agreed upon in writing from time to time between the Committee and the Trustee, and all other proper charges and disbursements of the Trustee, shall be paid by the Company, provided that such costs and expenses are reasonable and proper expenses of the Plan and the Fund within the meaning of Sections 403(c) and 404(a)(1)(A) of ERISA and that such payment would not constitute a prohibited transaction within the meaning of Section 406 of ERISA; and, further provided, that with respect to the fees of legal counsel, consultants, accountants and other experts or agents employed by the Trustee, the Committee consented to the employment of such experts or agents.  The Trustee may send an invoice to the Company and the Company may pay all or a portion of the fees and expenses shown on such invoice, however, to the extent that any invoice sent by the Trustee to the Company is not paid within a period of forty-five (45) days from the date of receipt of the invoice.  The Trustee shall charge the unpaid total or partial amount of such invoice to the Fund to the extent permissible under this Section 5.1.  Upon charging such unpaid fees (in whole or in part) to the Fund, the Trustee shall notify the Company of such action and the Committee shall have thirty (30) days from the receipt of said notice to refund said amounts to the Fund.  The Company shall have the right to be reimbursed by the Fund for any costs and expenses paid by it which are properly payable by the Fund.  The Trustee shall retain earnings on the Float attributable to outstanding benefit checks as part of its overall compensation.  The Trustee shall reissue a benefit check to the participant or beneficiary at the Committee’s direction.

Section 5.2  -  INVESTMENT EXPENSES:  Any expenses directly related to the investment of the Fund, such as brokerage commissions, custody fees, registration charges, etc., shall be paid from the Fund, except if any such expenses are agreed to be paid by the Employer.

Section 5.3  -  CUSTODIAL EXPENSES:  Any expenses directly related to custody fees, if any, shall be paid from the Fund and charged to the account of the Participant on whose behalf such expenses were incurred.

SECTION VI

MAINTENANCE OF RECORDS AND ACCOUNTS

Section 6.1  -  MAINTENANCE OF RECORDS AND ACCOUNTS:  The Trustee shall keep accurate and detailed accounts of all its receipts, investments, disbursements and other transactions under this Agreement.

Notwithstanding the foregoing, if the Committee has retained or directed the Trustee to retain and appoint a Recordkeeper, Custodian or Agent, the Trustee shall only be responsible for maintaining accounts in reliance on the information provided to the Trustee by the Recordkeeper, the Custodian or the Agent, or their designees based on a Net Total Amount Per Fund.  Such person or persons as the Committee shall designate in writing shall be allowed to inspect the books of accounts that relate to the Fund upon request at any reasonable time during the business hours of the Trustee.  Within sixty (60) days after the close of each Fiscal Year or the removal or resignation of the Trustee as provided in Section 7 of this Agreement or the termination of the Plan or this Agreement, and at such other times as agreed upon by the Committee and the Trustee, the Trustee shall render to the Committee (and certify the accuracy of) a written account of all its transactions related to the Fund during the period from the last previous accounting to the close of the Fiscal Year or the date of termination of the Plan or this Agreement or such other accounting date; such account shall include a statement of assets and liabilities of the Fund at the close of such period, and show the current market value of each asset at that date, together with such additional information in the

Trustee’s possession as the Committee may need to comply with the provisions of ERISA Section 103.

Notwithstanding the foregoing, if the Committee has retained or directed the Trustee to retain and appoint a Recordkeeper, Custodian or Agent, the Trustee shall only be responsible for maintaining accounts in reliance on the information provided to the Trustee by the Recordkeeper, the Custodian or the Agent, or their designees based on a Net Total Amount Per Fund.

After the Trustee mails such account, the Committee shall promptly notify the Trustee in writing of its disapproval of any item thereon within one hundred eighty (180) days of the receipt of such account.

The Trustee shall not be responsible for the preparation or filing of any tax return or any other report or form the Trust or the Plan shall file with any governmental agency except for any such return, report or form which the Trustee is required to file.  The Trustee, upon written request, shall furnish to the Committee such additional information under its control as the Committee may reasonably request to prepare such reports, tax returns, and forms to be filed with governmental agencies or delivered to Participants and their Beneficiaries.

Section 6.2  -  RIGHT TO JUDICIAL ACCOUNTING: Nothing contained in this Agreement or in the Plan shall deprive the Trustee of the right to have a judicial settlement of its accounts. In any proceeding for a judicial settlement of the Trustee’s accounts, or for instructions in connection with the Fund, the only necessary parties thereto in addition to the Trustee shall be the Company and the Committee.  If the Trustee so elects, it may bring in any other person(s) as a defendant(s) party.

Section 6.3  -  PUERTO RICO INCOME TAX WITHHOLDING AND REPORTING:  The Trustee shall be responsible for the withholding of any Puerto Rico income taxes, preparation, filing and delivery of Puerto Rico Treasury Department Forms 480.5, 480.6A, 480.6(B), 480.6(B)(1), 480.9A and 480.70(OE) or any other forms which substitute those or are required to be filed by the PR-Code in connection with any distribution or payment from the Plan out of the Trust Fund, except to the extent that such responsibilities are delegated in writing by the Trustee and the Company and/or the Committee to the Custodian, the Agent, or the Recordkeeper.  The Trustee upon request shall furnish to the Committee such additional information under its control as the Committee may reasonably request for preparing such other reports, tax returns and forms required to be filed with governmental agencies or delivered to Participants and their Beneficiaries.

The Trustee shall receive the information required to complete Puerto Rico Treasury Department Forms 480.5, 4806A, 480.6B.1, 480.9A and 480.70(OE), or any other forms which substitute those or are required to be filed by the PR-Code from the Recordkeeper, the Custodian, the Agent, or their designees.  Except as otherwise required by applicable law, the Trustee shall not be responsible for the accuracy or correctness of the information provided by the Recordkeeper, the Custodian, the Agent or their designees.  The information provided to the Trustee shall be considered to be a representation from the Company and/or the Committee that the information is correct and in conformity with applicable law.

SECTION VII

REMOVAL, RESIGNATION AND APPOINTMENT

OF SUCCESSOR TRUSTEE

Section 7.1  -  REMOVAL OF TRUSTEE:  The Committee may remove the Trustee at any time by written notice provided that the effective date of the removal and of the appointment of a successor trustee(s) shall be at least thirty (30) days from the date of receipt of said written notice. Except for in the case of a breach in the Trustee’s fiduciary duties under ERISA, the removal and the appointment of a successor trustee(s) shall be effective immediately.  Notwithstanding the above, the effective date of said removal and appointment may be less than thirty (30) days if acceptable to the Trustee and the Committee.

Section 7.2  -  RESIGNATION OF TRUSTEE:  The Trustee may resign at any time by written notice to the Committee provided that the effective date of the resignation shall be at least sixty (60) days from the date of said written notice.  The effective date of said resignation may be less than sixty (60) days if acceptable to the Committee and the Trustee.

Section 7.3  -  APPOINTMENT OF SUCCESSOR TRUSTEE:  The Company through the Committee shall appoint a successor trustee to act hereunder after the effective date of such removal or resignation.

Section 7.4  -  POWERS OF SUCCESSOR TRUSTEE:  Each successor trustee shall have the powers and duties conferred upon the Trustee in this Agreement and the term “Trustee” as used in this Agreement shall be deemed to include any successor trustee(s).

Section 7.5  -  DELIVERY OF ASSETS TO SUCCESSOR TRUSTEE:  The Trustee shall transfer and deliver the Fund to the successor trustee on the effective date of the successor trustee’s appointment.  Any part of the Fund then held in any Commingled Trust which by its terms cannot be transferred to a successor trustee or which the successor trustee is unwilling to accept shall be withdrawn therefrom as of the valuation date (as defined in the Declaration of Trust) immediately following such notice of removal or resignation and the proceeds thereof shall be transferred and delivered to the successor trustee on the effective date of the successor trustee’s appointment or on the earliest date following said valuation date on which withdrawal may be effected, whichever date is later.

Section 7.6  -  RESERVING FUNDS FOR EXPENSES: The Trustee may reserve such sums it deems necessary to defray its reasonable expenses to settle its accounts, to pay any of its compensation due and unpaid, and to discharge any reasonable obligation of the Fund for which the Trustee may be liable, unless the Committee had agreed to pay said sums; but if the sums so reserved are not sufficient for those purposes, the Trustee shall be entitled to recover the amount of any deficiency from either the Committee, the successor trustee, or both.

Section 7.7  -  LIABILITY OF TRUSTEE:  When the Fund shall have been transferred and delivered to the successor trustee and the accounts of the Trustee have been settled as provided in Section 6 of this Agreement, the Trustee shall (except as may be otherwise provided in ERISA) be released and discharged from all further accountability or liability for the Fund and shall not be responsible in any way for the further disposition of the Fund or any part thereof.

SECTION VIII

RELIANCE, BONDING AND DIRECTIONS

Section 8.1  -  RELIANCE ON COUNSEL AND CONSULTANTS OR ACTUARIES: The Trustee, in coordination with the Committee, may from time to time seek the opinion of counsel (who may be counsel for the Committee), and/or consultants, accountants, and actuaries and shall be fully protected in acting upon such advice.

Section 8.2  -  BONDING OF THE TRUSTEE:  The Trustee shall not (except as may be required by law) give any bond or other security for the faithful performance of its duties under this Agreement.

Section 8.3  -  DIRECTIONS FROM THE COMPANY: Except as otherwise herein specifically provided, any action by the Company and/or the Board pursuant to any of the provisions of this Agreement shall be evidenced by an appropriate written authorization by any person or Committee to which the Board has delegated the authority to such action, and the Trustee shall be fully protected in acting in accordance with any such written instructions.

SECTION IX

TERMINATION AND AMENDMENTS

Section 9.1  -  TERMINATION OF TRUST:  This Agreement and the trust created hereby may be terminated by the Company upon at last thirty (30) days prior notice in writing to the Trustee (or upon shorter notice if acceptable to the Trustee), as of the last business day of any month, and upon such termination or upon the dissolution or liquidation of the Company, the Fund (after reserving such sums as the Trustee shall deem necessary in settling its accounts and to discharge any obligations of the Fund for which the Trustee may be liable) (a) shall be applied or paid out by the Trustee, as and when directed by the Company or the Committee, and (b) to the extent directed by the Company or the Committee, shall be used to purchase annuity or any other contracts issued by any insurance companies selected by the Company or the Committee.

Section 9.2  -  DISCONTINUANCE OF PLAN:  In case the Plan is discontinued in whole or in part or this trust is revoked or terminated, the Trustee (after reserving such sums as Trustee shall deem necessary in settling its accounts and to discharge any obligation of the Fund for which the Trustee may be liable) shall apply or distribute the Fund in accordance with the written instructions of the Committee.  Upon the discontinuance of the Plan in whole or in part or revocation or termination of this Trust, the Trustee shall have the right to settle its accounts as provided in Section 6 of this Agreement.  When the Fund shall have been so applied or distributed and the accounts of the Trustee shall have been so settled, the Trustee shall (except as may be otherwise provided in ERISA) be released and discharged from all further accountability or liability respecting the Fund (or that part of the Fund so applied or distributed if the Plan is terminated only in part) or any part thereof so applied or distributed.  The Trustee shall not be required to distribute or apply any part of the Fund until the written approval of the termination has been received from the Puerto Rico Treasury Department unless otherwise agreed upon by the Committee and the Trustee.

Section 9.3  -  COMMITTEE’S AMENDMENT:  The Committee reserves the right at any time to amend,

in whole or in part, any or all of the provisions of this Agreement by notice thereof in writing delivered to the Trustee, provided that no such amendment which affects the rights, duties or responsibilities of the Trustee may be made without its consent.  It is intended that this Agreement and the Plan to which it is related shall comply fully with the provisions of ERISA.  Accordingly this Agreement may be amended retroactively to its effective date in order to so comply.

SECTION X

MISCELLANEOUS PROVISIONS

Section 10.1  -  NON-ASSIGNABILITY OF INTEREST:  Except as may be provided in the Plan, a benefit which is payable out of the Fund to any person (including any Participant or any Beneficiary) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person.

Section 10.2  -  CONSTRUCTION OF AGREEMENT:  This Agreement and the Fund created hereby shall be construed, administered and enforced in accordance with the provisions of ERISA, and to the extent not inconsistent therewith, according to the laws of the Commonwealth of Puerto Rico.  Transfers of funds or other property to the Trustee shall be deemed to take place in the Commonwealth of Puerto Rico.

Section 10.3  -  SEVERABILITY:  Should any provisions of this Agreement, or rules and regulations adopted hereunder, be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect any of the other provisions herein or therein contained unless such illegality shall make impossible or impractical the functioning of this Agreement, and, in such case, the appropriate parties shall immediately amend this Agreement.

Section 10.4  -  TITLES AND HEADINGS:  The titles and headings of the sections in this Agreement are placed herein for convenience of reference only; in case of any conflict, the text of this instrument, rather than such titles or headings, shall control.

SECTION XI

IMMUNITY OF TRUSTEE

Section 11.1  -  INDEMNIFICATION OF TRUSTEE:  The Trustee shall not (except as may be otherwise provided in ERISA) be held responsible for any loss to the Trust Fund, or to a Participant, or a Beneficiary, resulting from a breach of duty committed by any other fiduciary or party-in-interest unless the Trustee acted negligently and had knowledge of or participated in any such breach of duty.  The Trustee shall not be liable for any act or omission of an Investment Manager or the Committee in connection with the Investment Manager’s or Administrator’s discharge of its duties.  The Company agrees to indemnify and to hold the Trustee harmless from any liability imposed as a result of a claim asserted by any person or persons under the federal or state law where the Trustee has acted in good faith or in reliance on the written direction or participation of the Committee, the Company or an Investment Manager duly appointed unless the Trustee’s action or inaction results from its own negligence, error, mistake, bad faith, fraud, willful misconduct, or breach of any applicable law, the Plan or this Agreement.  In addition, if the Committee has retained or directed the Trustee to retain and appoint a Recordkeeper, Custodian or Agent, the Trustee shall be fully protected in relying on all information supplied by the Recordkeeper, the Custodian, or the Agent or their designees in performing any of the obligations under this Agreement, unless the Trustee’s action or inaction results from its negligence error, mistake, bad faith, fraud, willful misconduct, or breach of any applicable law, the Plan or this Agreement.

ACCEPTANCE

The persons appearing hereby on behalf of the appearing parties hereby accept, ratify and confirm this Deed, and I, the Notary, do hereby certify that I have advised them as to the pertinent legal warnings and of the legal effects of the present document as well as of their right under the Puerto Rico Notarial Act of 1987 to have witnesses appear herein and read and sign this Deed together with them, which right they have waived.  After this Deed having been read by them, to which fact I hereby certify, the said appearing representatives approve and ratify its contents and sign the same before me, and affix their initials on each and every page of this instrument, all before me, the Notary.

WHEREFORE, I, the Notary, authorizing this instrument, upon my notarial faith and under my signature, mark and seal, DO HEREBY ATTEST to all of which is hereinabove stated.